Exhibit 5

Execution Version

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (“Agreement”), dated as of May 1, 2013, is made by and among Cache, Inc., a Florida corporation (the “Company”), MFP Partners, L.P., a Delaware limited partnership (“MFP”) and Mill Road Capital, L.P., a Delaware limited partnership (“Mill Road” together with MFP, each an “Investor” and collectively, the “Investors”).

W I T N E S S E T H

(1) WHEREAS, the Company has entered into that certain Investment Agreement dated as of February 5, 2013 (as amended to date, the “Investment Agreement”) among the Company, MFP, Mill Road, and Jay Margolis, an individual resident of the State of New York (“Margolis”); and

(2) WHEREAS, the Company has conducted a rights offering (the “Rights Offering”) by distributing, at no charge, to each holder of record (as of a record date determined by the Board (the "Record Date")) of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), approximately 0.359 transferable rights (the “Rights”), for each share of Common Stock held by such shareholder, to purchase shares of Common Stock which Rights, when exercised, provided gross proceeds to the Company of approximately $7.6 million (the “Aggregate Offering Amount”);

WHEREAS, in order to facilitate the Rights Offering and pursuant to the Investment Agreement, (i) MFP and Mill Road each agreed to subscribe for and purchase, at a price per share equal to the exercise price per share of the Rights issued in the Rights Offering (the “Exercise Price”), a number of shares of Common Stock equal to its full pro rata share of the shares of Common Stock offered in the Rights Offering (based on their respective ownership of the Common Stock as of the Record Date), (ii) MFP, Mill Road and Margolis each agreed, severally and not jointly, to subscribe for and purchase, at the Exercise Price, upon expiration of the Rights Offering, a specified portion (as specified in the Investment Agreement) of the shares of Common Stock offered in the Rights Offering that were not purchased pursuant to the exercise of Rights in the Rights Offering, and (iii) the Company agreed to issue and sell to each of Mill Road and Margolis additional shares of Common Stock at the Exercise Price in an amount sufficient to enable them to acquire an aggregate of  $3,500,000 and $1,000,000 of Common Stock, respectively, to the extent that they were not able to acquire such amounts of Common Stock through their respective purchases in subsection (i) and (ii) above, in each case, upon the terms and subject to the conditions set forth in the Investment Agreement;

WHEREAS, pursuant to the Investment Agreement, the Company has prepared and filed a resale registration statement on Form S-3, registering offers and sales of the Shares acquired pursuant to the Investment Agreement by each of MFP and Mill Road and any Affiliated Purchaser (as defined in the Investment Agreement), pursuant to Rule 415 under the Securities Act (the “Initial Resale Registration Statement”); and

WHEREAS, in consideration of each Investor’s commitment to purchase certain shares of Common Stock pursuant to, upon the terms, and subject to the conditions set forth in the Investment Agreement, the Company has agreed, among other things, and in addition to the preparation and filing of the Initial Resale Registration Statement, to provide registration rights to the Investors with respect to all shares of Common Stock owned or hereinafter acquired by the Investors and their respective Affiliates (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

Certain Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

(a)           The term “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)           The term “Board” means the Board of Directors of the Company.

(c)           The term “Commission” means the United States Securities and Exchange Commission or any successor agency.

(d)           The term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e)           The  term “Fair Market Value” means the fair market value per share of the Common Stock as of a particular date determined as:  (i) the average closing sales price per share of the Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last five preceding dates on which there was a sale of such Common Stock on such exchange; or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last five preceding dates on which there was a sale of such Common Stock in such market; or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Board, in its good faith judgment, shall determine.

(f)           The term “Person” (but not “person”) means any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

(g)           The term “Public Offering” means a public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act (other than (i) a registration statement filed under Regulation A or on Form S-4 or any successor form or (ii) a registration statement filed on Form S-8 or any successor form).

(h)           The term “Registrable Securities” means the Shares, provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) such securities have been sold or otherwise transferred by the holder thereof pursuant to an effective registration statement; or (ii) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act.

(i)           The term “Requisite Amount” means such number of shares of Registrable Securities having an aggregate Fair Market Value of $1,000,000.

(j)           The term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(k)           The term “Shares” means (i) all shares of Common Stock owned immediately following the consummation of the transactions contemplated by the Investment Agreement by each Investor and its Affiliates; and (ii) any additional shares of Common Stock acquired by each Investor and its Affiliates, in any manner after the date hereof.

ARTICLE II

Registration Rights

Section 2.01     Demand Registrations.

(a)           Requests for Registration.  At any time after the date of this Agreement, subject to the conditions set forth herein, each Investor shall be entitled to make, on its own behalf or on behalf of any of its Affiliates, a written request of the Company (a “Demand”) for registration under the Securities Act of all or any portion of the Registrable Securities owned by such Investor (or such Investor’s Affiliates) (a “Demand Registration”).  The Investor making such Demand (the “Demanding Investor”) shall give written notice (a “Demand Notice”) to the Company and to the other Investor specifying:  (i) the Demanding Investor’s intent to exercise a Demand; (ii) the aggregate number of Registrable Securities requested to be registered, provided that such Registrable Securities must have an aggregate Fair Market Value of at least $2,000,000; and (iii) the intended method of distribution in connection with such Demand Registration to the extent then known.  Within ten (10) business days of receipt of a Demand Notice, the other Investor, should it wish to participate in the Demand Registration, shall give written notice (a “Demand Participation Notice”) to the Company and the Demanding Investor specifying the aggregate number of Registrable Securities that such Investor, on its own behalf or on behalf of any of its Affiliates, wishes to be included in the Demand Registration.  Participation by such Investor in such Demand Registration pursuant to a Demand Participation Notice shall not be counted as a Demand of such Investor.  Subject to Section 2.01(f), the Company shall include in the Demand Registration all Registrable Securities

requested to be included in such Demand Registration by the Demanding Investor and the other Investor, as set forth in the Demand Participation Notice.

(b)           Number of Demands.  Each Investor shall be entitled to two (2) Demand Registrations.  For the avoidance of doubt, the Initial Resale Registration Statement registering the Shares acquired by Investors pursuant to the Investment Agreement shall not count as a Demand Registration by either Investor.

(c)           Satisfaction of Obligations.  Subject to the provisions of Section 2.04, a registration shall not be treated as a permitted Demand for a Demand Registration until (i) the applicable registration statement under the Securities Act has been filed with the Commission with respect to such Demand Registration (which shall include any registration statement that is not withdrawn by holders of Registrable Securities in the circumstances contemplated by Section 2.04); and (ii) such registration statement shall have been maintained continuously effective for a period of at least one hundred eighty (180) days or, in the case of a registration statement registering securities pursuant to Rule 415 under the Securities Act, until all securities registered under such registration statement are sold.  For the avoidance of doubt, notwithstanding any other provision hereof, the Initial Resale Registration Statement shall not be deemed to be a Demand Registration for any purpose and shall not satisfy the Company's obligations pursuant to this Section 2.01 with respect to Demand Registrations.

(d)           Availability of Short Form Registrations.  The Company shall use its commercially reasonable efforts to comply with the requirements for use of short form registration for the sale of Registrable Securities under the Securities Act.

(e)           Restrictions on Demand Registrations.  The Company shall not be obligated (i) in the case of a Demand Registration, to maintain the effectiveness of a registration statement under the Securities Act for a period exceeding one hundred eighty (180) days or, in the case of a registration statement registering securities pursuant to Rule 415 under the Securities Act, after all securities registered under such Demand Registration are sold; or (ii) to effect any Demand Registration requested by an Investor, in each case, within ninety (90) days of the effective date of (A) a registration in which such Investor, on its own behalf or on behalf of any of its Affiliates, exercised “piggyback” rights pursuant to Section 2.02 hereof (provided that, with respect to such a registration in which such piggyback rights were exercised, such Investor was permitted to include in such registration at least fifty percent (50%) of the Registrable Securities that such Investor and its Affiliates sought to include therein) or (B) any other Demand Registration.  For the avoidance of doubt, the effectiveness of the Initial Resale Registration Statement shall not be deemed a registration for purposes of exceptions (A) or (B) of this subsection above.  In addition, the Company shall be entitled to postpone (upon written notice to each Investor) the filing or the effectiveness of a registration statement in respect of a Demand (on one or more occasions), provided that the aggregate number of days the Company shall be permitted to so postpone, together with any  and all days postponed in respect of a Shelf Registration Statement pursuant to Section 2.03, shall not exceed an aggregate of forty-five (45) days in any period of twelve (12) consecutive months, if the Board determines in good faith and in its reasonable judgment that effecting the Demand Registration in respect of such Demand would have a material adverse effect on any proposal or plan by the Company to engage in any debt or equity offering, material acquisition, or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, or other similar transaction.  In the event of a postponement by the Company of the filing or effectiveness of a registration statement in respect of a Demand, the Demanding Investor shall have the right to withdraw such Demand in accordance with Section 2.04 hereof.

(f)           Participation in Demand Registrations.  Except with the prior written consent of the Demanding Investor, the Company may not include any securities to be sold for the Company’s account or for the account of other Persons that are not holders of Registrable Securities, other than the other Investor and its Affiliates, in a Demand Registration.  If, in connection with a Demand Registration, any managing underwriter advises the Company and the Demanding Investor that, in its opinion, the inclusion of all the Registrable Securities and, if authorized pursuant to this Article II, other securities of the Company, in each case, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Demand Registration only such securities as the Company, the Demanding Investor, and the other Investor are advised by such underwriter can be sold without such an effect (the “Maximum Demand Number”), as follows and in the following order of priority:

(i)           first, the number of Registrable Securities sought to be registered by the Demanding Investor, on its own behalf or on behalf of any of its Affiliates, pursuant to such Demand and the number of Registrable Securities, if any, sought to be registered by the other Investor, on its own behalf or on behalf of any of its Affiliates, pursuant to a Demand Participation Notice; provided, however, that, in the event that the aggregate number of Registrable Securities to be sold pursuant to this clause (i) exceeds the Maximum Demand Number, then the number of Registrable Securities to be registered by each of the Demanding Investor and the other Investor shall be reduced pro rata in proportion to the number of Registrable Securities sought to be registered by each such Investor such that the total number of Registrable Securities to be registered equals the Maximum Demand Number; and

(ii)           second, and only if the number of Registrable Securities to be included under clause (i) above is less than the Maximum Demand Number, the number of securities sought to be included by the Company, which in the aggregate, when added to the number of securities to be included pursuant to clause (i) above, equals the Maximum Demand Number; and

(iii)           third, and only if the number of Registrable Securities to be included under clauses (i) and (ii) above is less than the Maximum Demand Number, the number of securities sought to be sold for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons, pro rata in proportion to the number of securities sought to be sold by such Persons, which in the aggregate, when added to the number of securities to be included pursuant to clauses (i) and (ii) above, equals the Maximum Demand Number.

(g)           Selection of Underwriters.  If the Demanding Investor requests that such Demand Registration be an underwritten offering, then the Demanding Investor shall select a nationally recognized underwriter or underwriters to manage and administer such offering, such underwriter or underwriters, as the case may be, to be subject to the approval of the Company and the other Investor (to the extent such other Investor has delivered a Demand Participation Notice), which approval shall not be unreasonably withheld, conditioned or delayed.

(h)           Other Registrations.  If the Company has received a Demand and if the applicable registration statement in respect of such Demand has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (other than the preparation, filing, effectiveness and maintenance of the Initial Resale Registration Statement, a registration relating to the Company’s employee benefit plans, exchange offers by the Company, or a merger or acquisition of a business or assets by the Company, including, without limitation, a registration on Form S-4 or Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least ninety (90) days has elapsed from the effective date of any Demand Registration, unless a shorter period of time is approved by the Demanding Investor.  Notwithstanding the foregoing, the Company shall be entitled to postpone any such Demand Registration and may file or cause to be effected such other registration in accordance with the terms of Section 2.01(e) hereof.  For the avoidance of doubt, the effectiveness of the Initial Resale Registration Statement shall not satisfy, limit, delay or reduce, the Company’s obligations pursuant to this Section 2.01.

Section 2.02     Piggyback Registrations.

(a)           Right to Piggyback.  Whenever the Company proposes to register any shares of its Common Stock or Common Stock held by any stockholders of the Company under the Securities Act (other than the Initial Resale Registration Statement, a registration under Regulation A or relating to the Company’s employee benefit plans, exchange offers by the Company, or a merger or acquisition of a business or assets by the Company, including, without limitation, a registration on Form S-4 or Form S-8 or any successor form) (a “Piggyback Registration”), the Company shall give each of the Investors prompt written notice thereof (but not less than ten (10) business days prior to the filing by the Company with the Commission of any registration statement with respect thereto).  Such notice (a “Piggyback Notice”) shall specify the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known), and a good faith estimate by the Company of the proposed minimum offering price of such securities.  Upon the written request of an Investor, on its own behalf or on behalf of any of its Affiliates, given to the Secretary of the Company within five (5) business days of the receipt by such Investor of the Piggyback Notice requesting that the Company include in such registration Registrable Securities owned by such Investor or its Affiliates in an amount equal to or greater than the Requisite Amount (which written request shall specify the number of Registrable Securities intended to be disposed of by such Investor and its Affiliates and the intended method of distribution thereof), the Company shall include in such registration all Registrable Securities with respect to which the Company has received such written requests for inclusion, in accordance with the terms hereof.

(b)           Priority on Piggyback Registrations.  If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the Company) advises the Company and the holders of the Registrable Securities to be included in such Piggyback Registration, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by the Company, by any Persons other than the Investors who have sought to have shares registered thereunder pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such demand rights, being “Other Demand Rights” and such other Persons, being “Other Demanding Sellers”), or by any holders of securities (including the Investors) seeking to sell such securities in such Piggyback Registration (“Piggyback Sellers”), in each case, if any would materially adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company, the Other Demanding Sellers, and the Piggyback Sellers are so advised by such underwriter can be sold without such an effect (the “Maximum Piggyback Number”), as follows and in the following order of priority:

(i)           if the Piggyback Registration is an offering on behalf of the Company and not a Demanding Investor pursuant to Section 2.01 hereof or any Person exercising Other Demand Rights (whether or not other Persons seek to include securities therein pursuant to so-called “piggyback” or other incidental or participatory registration rights) (a “Primary Offering”), then (A) first, such number of securities to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined; and (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, pro rata in proportion to the securities sought to be registered by all the Piggyback Sellers which in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number; and

(ii)           if the Piggyback Registration is an offering other than pursuant to a Primary Offering or a Demand Registration, then (A) first, such number of securities sought to be registered by each Other Demanding Seller, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers; and (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, the number of securities sought to be registered by each Piggyback Seller, pro rata in proportion to the securities sought to be registered by all the Piggyback Sellers, which in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number; and (C) third, if the number of securities to be included under clauses (A) and (B) above is less than the Maximum Piggyback Number, the number of securities to be sold by the Company for its own account, which in the aggregate, when added to the number of securities to be registered under clauses (A) and (B) above, equals the Maximum Piggyback Number.

(c)           Withdrawal by the Company.  If, at any time after giving written notice of its intention to register any of its securities as set forth in this Section 2.02 and prior to the time the registration statement filed in connection with such registration is declared effective, the Company shall determine not to go forward with a Primary Offering, the Company may, at its election, give written notice of such determination to each Investor and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein).

Section 2.03     Shelf Registration

At the request of an Investor, the Company shall use its best efforts to promptly file a registration statement on Form S-3 or such other form under the Securities Act then available to the Company providing for the resale pursuant to Rule 415 from time to time, and on a continuing basis, by the requesting Investor of such number of Registrable Securities requested by the Investor to be registered thereby (including the prospectus, amendments and supplements to the shelf registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such shelf registration statement, the “Shelf Registration Statement”).  The Company shall use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission as promptly as practicable following such filing; provided, however, that the Company will be permitted to postpone (upon written notice to the Investors) the filing or the effectiveness of the Shelf Registration Statement (on one or more occasions), provided that the aggregate number of days the Company shall be permitted to so postpone, together with any and all days postponed in respect of a registration statement with respect to any and all Demands pursuant to Section 2.01(e), shall not exceed an aggregate of forty-five (45) days in any period of twelve ((12) consecutive months), if the Board determines in good faith and in its reasonable judgment that the filing or effectiveness of the Shelf Registration Statement would have a material adverse effect on any proposal or plan by the Company to engage in any debt or equity offering, material acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction.  The Company shall maintain the effectiveness of the Shelf Registration Statement until the first date as of which all the Registrable Securities included in the Shelf Registration Statement have been sold.  The Company shall maintain the effectiveness of the Initial Resale Registration Statement until the first date as of which all the shares of Common Stock included in the Initial Resale Registration Statement have been sold.  The effectiveness of the Initial Resale Registration Statement shall not constitute a Demand Registration for purposes of this Agreement; provided, that any subsequent requests for a Shelf Registration Statement pursuant to this Section 2.03 shall constitute a Demand hereunder.  For the avoidance of doubt, the effectiveness of the Initial Resale Registration Statement shall not satisfy, limit, delay or reduce, the Company’s obligations pursuant to this Section 2.03.

Section 2.04     Withdrawal Rights

Any Investor that has, on its own behalf or on behalf of any of its Affiliates, notified or directed the Company to include any Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated for registration thereby by giving written notice to such effect to the Company prior to the effective date of such registration statement.  In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration, and such Registrable Securities shall continue to be Registrable Securities hereunder.  No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Requisite Amount, then the Company shall as promptly as practicable give each holder of Registrable Securities sought to be registered notice to such effect, referring to this Agreement and summarizing this Section 2.04, and within five (5) business days of the effectiveness of such notice either the Company or the holders of a majority of the Registrable Securities sought to be registered may, by written notices made to each holder of Registrable Securities sought to be registered and the Company, elect that such registration statement not be filed or, if theretofore filed, be withdrawn.  During such period of five (5) business days, the Company shall not file such registration statement if not theretofore filed, or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use its best efforts to prevent, the effectiveness thereof.  Any Demand Registration withdrawn in accordance with an election by the Demanding Investor subsequent to the effectiveness of the applicable Demand Registration Statement shall be counted as a Demand Registration unless such Demanding Investor reimburses the Company for its reasonable out-of-pocket expenses related to the preparation and filing of such registration statement (in which event such registration statement shall not be counted as a Demand Registration hereunder).

Section 2.05     Holdback Agreements.  Each Investor agrees not to effect any public sale or distribution (including sales pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the twenty (20) day period prior to the date on which the Company intends to commence a Public Offering of primary shares issued by the Company (provided the Investors are notified in writing in advance of such commencement date) and for such period, if any, after the commencement of a Public Offering as is required by the underwriters in such Public Offering, provided that such period shall not exceed the ninety (90) day period immediately following the effective date of any such Public Offering, provided, further that the underwriters in such Public Offering may waive either such period or the remainder of any such period at any time.

Section 2.06     Registration Procedures.

(a)           Whenever the Investors have, on their own behalf or on the behalf of any of their respective Affiliates, requested that any Registrable Securities be registered pursuant to this Agreement, the Company (subject to its right to withdraw such registration as contemplated by Section 2.02(c)) shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and, in connection therewith, the Company shall:

(i)           use commercially reasonable efforts to (A) register the Registrable Securities on Form S-3 or another available short form registration statement, to the extent permitted under the Securities Act and the rules and regulations thereunder, (B) cause the registration statement to remain effective for a continuous period of not less than one hundred eighty (180) days (or, if earlier, until all of the Registrable Securities included in such registration statement have been sold thereunder) or, in the case of a registration statement registering securities pursuant to Rule 415 under the Securities Act, until all securities registered under such registration statement are sold, in each case, subject to Section 2.06(c), and (C) obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

(ii)           promptly notify each seller of Registrable Securities of each of (A) the filing and effectiveness of the registration statement and prospectus and any amendment or supplements thereto, (B) the receipt of any comments from the Commission or any state securities law authorities or any other governmental authorities with respect to any such registration statement or prospectus or any amendments or supplements thereto, and (C) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction, or any initiation or threatening of any proceedings with respect to any of the foregoing;

(iii)           furnish to each seller of Registrable Securities, the underwriters, and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such registration statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such registration statement, each amendment, and supplement thereto (in such case without such exhibits and documents), the prospectus (including each preliminary prospectus) included in such registration statement, and prospectus supplements and all exhibits thereto and documents incorporated by reference therein, and such other documents as such seller, underwriter, agent, or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv)           use commercially reasonable efforts to register or qualify such Registrable Securities under such securities or “blue sky” laws of such jurisdictions as the holders of Registrable Securities reasonably request and do any and all other acts and things that may be reasonably necessary or advisable to enable the holders of Registrable Securities to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders and keep such registration or qualification in effect for so long as the registration statement remains effective under the Securities Act (provided that the Company shall not be required to (x) qualify generally to do business in any jurisdiction in which it would not otherwise be required to qualify but for this paragraph, (y) subject itself to taxation in any such jurisdiction in which it would not otherwise be subject to taxation but for this paragraph, or (z) consent to the general service of process in any jurisdiction in which it would not otherwise be subject to general service of process but for this paragraph);

(v)           notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act and the rules and regulations thereunder, upon the discovery that, or of the happening of any event as a result of which, the registration statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and promptly prepare and furnish to each such seller a supplement or amendment to the prospectus contained in such registration statement so that such Registration Statement shall not, and such prospectus as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

(vi)           use commercially reasonable efforts to cause all such Registrable Securities to be listed on any national securities exchange or established over-the-counter market on which or through which similar securities of the Company are then listed or traded and, if not so listed or traded, to use commercially reasonable efforts to cause such Registrable Securities to be listed on The Nasdaq Global Select Market or to be listed on an automated quotation system and to secure designation of all such Registrable Securities covered by such registration statement as an “NMS Security” within the meaning of Regulation NMS under the Exchange Act;

(vii)           provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(viii)           make available for reasonable inspection by any seller of Registrable Securities and any attorney, accountant, or other agent retained by any such seller or underwriter all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, attorneys, and independent accountants to supply all information reasonably requested by any such sellers, attorneys, accountants, or agents in connection with such registration statement;

(ix)           use commercially reasonable efforts to comply with all applicable laws related to such registration statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act) and make generally available to its security holders as soon as practicable (but in any event not later than fifteen (15) months after the effectiveness of such registration statement) an earnings statement of the Company and its subsidiaries complying with Section 11(a) of the Securities Act;

(x)           permit any Investor, which Investor, in its sole and exclusive judgment, might be deemed to be an underwriter or controlling Person of the Company, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, that in the reasonable judgment of such Investor and such Investor’s counsel should be included; and

(xi)           use commercially reasonable efforts to furnish to each seller of Registrable Securities a signed counterpart of (x) an opinion of counsel for the Company and (y) a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such registration statement, covering such matters with respect to such registration statement and, in the case of the accountants’ comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities for the account of, or on behalf of, an issuer of common stock, such opinion and comfort letters to be dated the date of such opinions and comfort letters are customarily dated in such transactions, and covering in the case of such legal opinion, such other legal matters and, in the case of such comfort letter, such other financial matters, as the holders of a majority of the Registrable Securities being sold may reasonably request.

(b)           Underwriting.  Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company shall enter into an underwriting agreement with a managing underwriter or underwriters containing representations, warranties, indemnities, and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such an issuer.  In connection with the sale of Registrable Securities hereunder, any seller of such Registrable Securities may, at its option, require that any and all representations and warranties by, and indemnities and agreements of, the Company to or for the benefit of such underwriter or underwriters (or which would be made to or for the benefit of such an underwriter or underwriters if such sale of Registrable Securities were pursuant to a customary underwritten offering) be made to and for the benefit of such seller and that any or all of the conditions precedent to the obligations of such underwriter or underwriters (or which would be so for the benefit of such underwriter or underwriters under a customary underwriting agreement) be conditions precedent to the obligations of such seller in connection with the disposition of its securities pursuant to the terms hereof.  In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall upon the effectiveness of the applicable registration statement (x) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended certificates representing ownership of the Registrable Securities being sold, in such denominations as requested, or, if so requested by such seller, by electronic delivery at the applicable balance account at the DTC, and

(y) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

(c)           Discontinued-Use of Prospectuses.  Each seller of Registrable Securities hereunder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.06(a)(v), such seller shall forthwith discontinue such seller’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.06(a)(v) and, if so directed by the Company, shall confirm to the Company that it has discontinued use of any copies, then in such seller’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities.  In the event the Company shall give such notice, the one hundred and eighty (180) day period during which such registration statement must remain effective pursuant to Section 2.06(a)(i) of this Agreement (or such shorter period as permitted by Section 2.06(a)(i)) shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 2.06(a)(v) to the date when all such sellers shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

Section 2.07     Registration Expenses.  All expenses incident to the Company’s performance of, or compliance with, its obligations under this Agreement, including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of underwriters and sales and placement agents in connection therewith (excluding discounts and commissions of such underwriters or placement agents), all fees and expenses of the Company’s independent certified public accountants and counsel (including, without limitation, with respect to “comfort” letters and opinions) (collectively, the “Registration Expenses”) shall be borne by the Company.  Notwithstanding the foregoing, all underwriting discounts and commissions allocable to each Investor selling, or effecting the sale of, Registrable Securities on its own behalf or on behalf of any of its Affiliates shall be borne by such Investor.  Other than in the case of a Demand Registration, the Company shall not be responsible for the fees and expenses of any counsel, or any of the accountants, agents, or experts retained by the Investors in connection with the sale of Registrable Securities, provided, however, that in the case of a Demand Registration, the Company shall be responsible for the reasonable fees and expenses of one counsel, who shall be selected by the Demanding Investor.  The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit, and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded or for listing on any other exchange or automated quotation system.

Section 2.08     Indemnification.

(a)           By the Company.  The Company agrees to indemnify, to the fullest extent permitted by law, each holder of Registrable Securities being sold, its directors, officers, employees, members, managers, partners, agents, and each other Person, if any, who controls

(within the meaning of the Securities Act and the rules and regulations thereunder) such holder (each, an “Indemnified Person”) against all losses, claims, damages, liabilities, and expenses (including legal fees and expenses and all costs incident to investigation or preparation with respect to such losses, claims, damages, liabilities, and expenses and to reimburse such Indemnified Person for such costs as incurred) (collectively, the “Losses”) caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in any registration statement (including, without limitation, the Initial Resale Registration Statement), prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Company by or on behalf of such holder in writing expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same and notified such holder of such obligation.  In connection with an underwritten offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees, and agents and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities being sold.

(b)           By the Investors.  In connection with any registration statement in which a holder of Registrable Securities is participating pursuant to this Agreement, each such holder will, if requested, furnish to the Company in writing information regarding such holder’s ownership of Registrable Securities and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors, and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) the Company against all Losses caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished to the Company in writing by or on behalf of such holder; provided, however, that each holder’s obligation to indemnify the Company hereunder shall be apportioned between each holder based upon the net amount received by each holder from the sale of Registrable Securities, as compared to the total net amount received by all of the holders of Registrable Securities sold pursuant to such registration statement, no such holder being liable to the Company in excess of such apportionment; and provided, further (i) that each holder’s obligation to indemnify the Company hereunder shall be apportioned between each holder as is appropriate to reflect the relative fault of such holder on the one hand, and of each other holder on the other, in connection with the statements or omissions that resulted in such Losses.  The relative fault of each holder on the one hand, and each other holder on the other, shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such holder and the parties’ relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission.

(c)           Notice.  Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

(d)           Defense of Actions.  In any case in which any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate, and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision, and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party or if a conflict or potential conflict of interest exists, in either of which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel).  An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The indemnifying party shall lose its right to defend, contest, litigate, and settle a matter if it shall fail diligently to contest such matter (except to the extent settled in accordance with the next following sentence).  No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)           Jointly Indemnifiable Claims.  Given that an Indemnified Person may be entitled to indemnification (a “Jointly Indemnifiable Claim”) from both the Company, pursuant to this Agreement, and from any other Person, whether pursuant to applicable law, any indemnification agreement, the organizational documents of such Person or otherwise (the “Indemnitee-Related Entities”), the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnified Person in respect of indemnification and advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnified Person may have from the Indemnitee-Related Entities.  Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of recovery the Indemnified Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnified Person or the obligations of the Company hereunder.  In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnified Person in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person against the Company, and the Indemnified Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.  Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 2.08(e), entitled to enforce this Section 2.08(e) against the Company as though each such Indemnitee-Related Entity were a party to this Agreement.

(f)           Survival.  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(g)           Contribution.  If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons.  In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances, including the relative fault of such Person, in connection with the statements or omissions that resulted in Losses.  The relative fault of each Person shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Person and the parties’ relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission.  It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Notwithstanding the foregoing, no Investor (and no Affiliate of such Investor) shall be required to make a contribution in excess of (i) the net amount received by such Investor (or its Affiliate) from the sale of Registrable Securities.

Section 2.09     Removal of Legends from Shares.

(a)           To the extent that any Shares represented by certificates bear a restrictive legend, such legend shall be promptly removed from Shares and the Company shall issue, or cause to be issued, to an Investor a certificate for such Shares without such legend or any other legend, or, if so requested by such Investor, by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if one of the following conditions is met: (a) such Shares are eligible for resale pursuant to Rule 144 of the Securities Act without regard to any volume limitations; (b) in connection with a sale, assignment or other transfer of such Shares, such Investor provides the Company with an opinion of counsel, in a generally acceptable form to the Company and its transfer agent, to the effect that such sale, assignment or transfer of such Shares may be made without registration under the applicable requirements of the Securities Act and that the legend can be removed from the Shares; or (c) the Shares are registered for resale pursuant to an effective registration statement under the Securities Act.

(b)           Any fees (with respect to the transfer agent or otherwise) associated with the removal of such legend (but not the legal fees and expenses of counsel to an Investor) shall be borne by the Company.  At any time as a legend is no longer required for any Shares, the Company will use its best efforts to no later than three (3) trading days following the delivery by an Investor to the Company or its transfer agent (with notice to the Company) of a legended certificate representing such Shares (endorsed or with stock powers attached and otherwise in form necessary to effect the reissuance and/or transfer) (such third trading day, the “Legend Removal Date”), deliver or cause to be delivered to such Investor a certificate representing such Shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 2.09(b). Certificates for Shares subject to legend removal hereunder may be transmitted by the transfer agent to such Investor by crediting the account of such Investor’s prime broker with DTC as directed by such Investor.

(c)           If the Company shall fail for any reason or for no reason to issue to an Investor unlegended certificates by the Legend Removal Date, then, in addition to all other remedies available to such Investor, if on or after the trading day immediately following such three (3) trading day period, such Investor purchases, or a broker through whom such Investor has sold Shares (a “Buy-In Broker”) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of such sale in lieu of Shares such Investor anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within three (3) business days after such Investor’s request, honor its obligation to deliver to such Investor a certificate or certificates without restrictive legends representing such Shares and pay cash to such Investor in an amount equal to the excess (if any) of such Investor’s or Buy-In Broker’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased over the product of (i) such number of such shares of Common Stock, times (ii) the closing bid price on the Legend Removal Date.

(d)           The Company hereby agrees that it shall take all action necessary or advisable to comply with, and to maintain compliance with, the current public information requirement of Rule 144(c)(i) or 144(i)(2) of the Securities Act in order to facilitate sales of Shares by the Investors pursuant to Rule 144.

ARTICLE III

Miscellaneous

Section 3.01     Inconsistent Agreements.  Except with respect to the Initial Resale Registration Statement contemplated by the Investment Agreement, without the prior written consent of each Investor, the Company shall not enter into any registration rights agreement that conflicts, or is inconsistent, with the provisions of Article II hereof.

Section 3.02     Specific Performance.  Each of the Investors and the Company acknowledge and agree that, in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages.  The Investors and the Company hereby agree that, in addition to any other remedy to which the Investors may be entitled at law or in equity, each Investor shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.

Section 3.03     Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

Section 3.04     Entire Agreement.  Except for the Investment Agreement, including without limitation the provisions thereof relating to the Initial Resale Registration Statement, this Agreement (a) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein, and (b) amends and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Section 3.05     Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier, by electronic or facsimile transmission, or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof).  Any such notice shall be effective upon receipt, if personally delivered, delivered by electronic or facsimile transmission, or telecopied, or one day after delivery to a courier for next-day delivery.

If to the Company, to:

Cache, Inc.
1440 Broadway
New York, New York 10018 Attention: Chief Executive Officer and Chief Financial Officer Fax: 212-764-2082

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Michael R. Littenberg
Fax: (212) 593-5955
Email: michael.littenberg@srz.com

If to MFP, to:

MFP Partners, L.P.
c/o MFP Investors LLC
667 Madison Avenue, 25th Floor
Attention: Timothy E. Ladin

Fax: (212) 752-7265
Email: tladin@mfpllc.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square P.O. Box 636 Wilmington, DE 19899
Attention: Allison Land Fax: (302) 651-3001
Email: allison.land@skadden.com

If to Mill Road, to:

Mill Road Capital, L.P.
382 Greenwich Avenue
Suite One
Greenwich, CT 06830
Attention: Charles Goldman
Email: cgoldman@millroadcapital.com

with a copy (which shall not constitute notice) to:

Foley Hoag LLP
155 Seaport Blvd.
Boston, MA 02210
Attn: Peter M. Rosenblum
Fax: 617-832-7000
Email: PMR@foleyhoag.com

Section 3.06     Applicable Law.  The substantive laws of the State of New York shall govern the interpretation, validity, and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

Section 3.07     Severability.  The invalidity, illegality, or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 3.08     Successors; Assigns.  The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and permitted assigns, including, without limitation and without the need for an express assignment or assumption, any successor in interest to an Investor, whether by a sale of all or substantially all of its assets, merger, consolidation, or otherwise.  Neither this Agreement nor the rights or obligations of any party hereunder may be assigned, except as otherwise provided in this Agreement.  Any such attempted assignment in contravention of this Agreement shall be void and of no effect.

Section 3.09     Amendments.  This Agreement may not be amended, modified, or supplemented unless such modification is in writing and signed by the Company and each Investor.

Section 3.10     Waiver.  Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

Section 3.11     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

Section 3.12     Term.  Unless earlier terminated, this Agreement shall terminate upon the seventh anniversary of the date of this Agreement; provided, however, that to the extent that any Demand Registration or Piggyback Registration has commenced at such time, this Agreement shall remain in effect until the termination or expiration of such Demand Registration or Piggyback Registration, as the case may be, and the Investors’ obligations pursuant to Section 2.05 hereof shall continue until ninety (90) days following the effectiveness of the registration statement related thereto.  Notwithstanding the foregoing, (i) each Investor may at any time provide written notice to the Company of its irrevocable election to withdraw from all of its rights and obligations under this Agreement; and (ii) this Agreement shall automatically terminate with respect to an Investor, upon the first date that such Investor no longer owns any Shares.  In either such event, from and after the date of such notice, such Investor shall no longer be bound by any obligations, or be entitled to any benefits, under this Agreement (other than those that have accrued prior to such date), and from and after such time, securities held directly or indirectly by such Investor shall no longer be deemed to be Registrable Securities hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Registration Rights Agreement as of the date first above written.

CACHE, INC.

By:	/s/ Margaret J. Feeney
Name:	Margaret J. Feeney
Title:	EVP/CFO

MFP PARTNERS, L.P.

By:	MFP Investors LLC, its General Partner

By:	/s/ Timothy E. Ladin
Name:	Timothy E. Ladin
Title:	General Counsel

MILL ROAD CAPITAL, L.P.

By:	Mill Road Capital GP LLC, its General Partner

By:	/s/ Scott Scharfman
Name:	Scott Scharfman
Title:	Managing Director

21